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                                                                    Exhibit 2.20
                                                                    ------------


                                    (FORM OF)
                            NOTE PREPAYMENT AGREEMENT


         This NOTE PREPAYMENT AGREEMENT ("Agreement") is made and entered into as of June ___, 2003 between Kendle International Inc., an Ohio corporation ("Kendle" or the "Company"), and _______________ the "Payee". Kendle and the Payee are referred to herein collectively as the "Parties".

                              W I T N E S S E T H:

         WHEREAS, the Payee is the holder of a convertible subordinated note dated February 26, 2002 issued by Kendle in the original principal amount of ___________, a copy of which is attached hereto as EXHIBIT A (the "Note"); and,

         WHEREAS, the Note was issued as part of a series of other convertible subordinated notes described on EXHIBIT B attached hereto in connection with the Asset Purchase Agreement dated as of January 29, 2002 among Kendle, Clinical and Pharmacologic Research, Inc. a West Virginia corporation ("CPR"), and certain shareholders of CPR (the "APA"); and

         WHEREAS, the Payee has initiated negotiations regarding and has requested that Kendle satisfy its payment obligations under the Note as soon as possible in advance of the Maturity Date (as defined in the Note) and Kendle is willing to so satisfy its payment obligations; and,

         WHEREAS, to induce Kendle to prepay the Note, the Payee has agreed to provide a release to Kendle and to affirm such Payee's obligations under certain documents entered into pursuant to the APA;

         NOW THEREFORE, in consideration of the mutual undertakings contained herein, the Parties agree as follows:

1.       Prepayments of Note.

(a) On and subject to the terms and conditions of this Agreement, Kendle agrees to satisfy its payment obligations under the Note by making a series of four (4) payments, said payments to be initiated either by Kendle's "call" or the Payee's "put" in accordance with the terms of this Agreement. The four (4) payments will be made on the following dates: (i) June 30, 2003; (ii) January 8, 2004; (iii) June 30, 2004;
         and (iv) January 10, 2005 (collectively, the "Payment Dates").

                  The June 30, 2003 payment shall be in the amount of _________ of which represents the discounted principal to be paid, and _________ of which represents accrued but unpaid interest. After giving effect to the June 30, 2003 payment, the remaining principal outstanding of the Note shall be ________.




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                                       2

                  The January 8, 2004 payment shall be in the amount of _______ of which represents the discounted principal to be paid, and ____________ of which represents accrued but unpaid interest from June 30, 2003 to January 8, 2004 (it being understood and agreed that the payment of interest otherwise due on December 31, 2003 will be made on January 8, 2004 in connection with the January 8, 2004 payment). After giving effect to the January 8, 2004 payment, the remaining principal outstanding of the Note shall be (__).

                  The June 30, 2004 payment shall be in the amount of (__), of which represents the discounted principal to be paid, and (__) Dollars of which represents accrued but unpaid interest from January 8, 2004 to June 30, 2004. After giving effect to the June 30, 2004 payment, the remaining principal outstanding of the Note shall be (__) Dollars.

                  The January 10, 2005 payment shall be in the amount of (__),of which represents the discounted principal to be paid, and (__) of which represents accrued but unpaid interest from June 30, 2004 to January 10, 2005 (it being understood and agreed that the payment of interest otherwise due on December 31, 2004 will be made on January 10, 2005 in connection with the January 10, 2005 payment).

                  After giving effect to the January 10, 2005 payment, the Note shall be fully paid and all obligations of Kendle with respect thereto shall be extinguished. Simultaneously with the making of the January 10, 2005 payment, the Payee shall deliver to Kendle the original of the Note, which Kendle shall cancel. Kendle and the Payee acknowledge and affirm the Payee's right to convert the unpaid principal balance of the
         Note into the corresponding pro rata portion of the Convertible Shares (as defined in the Note) in accordance with the terms and conditions of the Note.

                  All payments under this Agreement shall be made by wire transfer of immediately available funds or by check. The reductions to the principal amount of the Note outstanding to which Kendle and the Payee have agreed under this Agreement shall be effective irrespective of whether such reductions are noted on the front or reverse side of the Note.

                  (b) Kendle has the right (hereby granted by the Payee) to call the Note to the extent necessary to make the payments (or any of them) described above in Section 1(a). Any such call shall be made in writing not less than thirty (30) days prior to the applicable Payment Date. The Payee shall have the obligation to accept any such call.

                  (c) The Payee has the right (hereby granted by Kendle) to put the Note to the extent necessary to cause Kendle to make the payments (or any of them) described above in Section 1(a). Any such put shall be made in writing not less than twenty-five (25) days prior to the applicable Payment Date. Kendle shall have the obligation to honor any such put.

         2. Representations and Warranties of the Payee. The Payee represents and warrants to Kendle that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of each Payment Date.



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                                       3


                  (a) The Note to be delivered by the Payee to Kendle simultaneously with the Closing evidences the only indebtedness owed by Kendle to the Payee. The Note to be delivered by the Payee to Kendle has not been altered or modified in any manner since its issuance to the Payee on or about February 26, 2002. Payee has destroyed or provided to Kendle any reproductions or copies that Payee has made of the Note.

                  (b) The Payee has not at any time transferred, pledged, hypothecated, or granted a security interest or other encumbrance, mortgage, claim or charge, in any interest in the Note. The Payee is not a party to any agreement, arrangement or understanding with respect to the ownership of the Note other than in connection with the APA and the documents executed for Kendle's benefit pursuant to the APA. The Payee owns the Note, has good and marketable title thereto and is free to execute and deliver this Agreement and to perform such Payee's obligations hereunder. This Agreement constitutes the valid and binding agreement of the Payee, enforceable against the Payee in accordance with its terms.

                  (c) The execution, delivery and performance by the Payee of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with or result in a violation of or a default under (with or without giving of notice or the lapse of time or both) (i) any law or regulation applicable to Payee or any of the Payee's properties or assets, or (ii) any material contract, agreement or other instrument to which Payee is a party or by which Payee or any of its properties or assets may be bound or affected. No approval or consent from any third party is required to be obtained or made by Payee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as has already been obtained.

         3. Warranties and Representations of Kendle; Payee's Acknowledgments. Kendle hereby warrants and represents to the Payee that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of each Payment Date.

                  (a) Authorization, etc. Kendle has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Kendle of this Agreement, and the consummation of the transactions contemplated hereby, have been, duly authorized by all requisite corporation action of Kendle. Kendle has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligations of Kendle, enforceable against it in accordance with its terms.

                  (b) No Conflicts, etc. The execution, delivery and performance by Kendle of this Agreement, and the consummation of the transactions contemplated hereby, does not conflict with or result in a violation of or a default under (with or without the giving of notice of the lapse of time or both) (i) any law or regulation applicable to Kendle or any of its properties or assets, (ii) the organizational documents of any of Kendle, (iii) any material contract, agreement or other instrument to which Kendle is a party or by which


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                                       4


         Kendle or any of its properties or assets may be bound of affected. No approval or consent from any third party, including without limitation the Lenders under that certain Credit Agreement dated June 3, 2002, as amended, is required to be obtained or made by Kendle in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as has already been obtained.

                  (c) KENDLE MAKES NO (AND HEREBY DISCLAIMS ANY) WARRANTY OR REPRESENTATION WITH RESPECT TO THE BUSINESS, CONDITION (FINANCIAL OR OTHERWISE), PROSPECTS, ASSETS OR LIABILITIES OF KENDLE OR THE PRESENT OR FUTURE VALUE OF THE SHARES OF COMMON STOCK OF KENDLE. The Payee acknowledges that by accepting the payments described in Section 1(a) above, the Payee is forever waiving the Payee's rights to convert the
         Note into that number of shares representing the pro rata portion of common stock, no par value, of Kendle with respect to the principal balance of the Note paid pursuant hereto (the "Kendle Shares"). The Payee understands that: (a) the Note provided the Payee the right to convert the Note into Kendle Shares at any time during which the Note is outstanding and (b) the Note also provided Kendle the right to force the conversion of the Note into Kendle Shares if the Note remained outstanding on the Final Maturity Date (as defined in the Note) if the closing bid price as reported on the Nasdaq National Market of the Kendle Shares is equal to or exceeds $19.0935 for a period of thirty
         (30) consecutive trading days. The Payee further acknowledges that, by accepting the payments described in Section 1(a) above, the Payee is foregoing any economic benefit the Payee could receive from the possible appreciation of the value of the Kendle Shares, and hereby expressly affirms that Kendle has made no representations or warranties of any nature whatsoever relating to the present or future value of such Kendle Shares.

         4. Parties' Affirmation of Other Obligations. Each Party hereto hereby acknowledges and affirms all of his or its obligations under the documents referenced on EXHIBIT C attached hereto (the "CPR Documents"). Each Party hereto represents and warrants to the other that such Party has not at any time breached or attempted to breach any of the provisions of any of the CPR Documents and that such Party will continue to perform all of his or its duties under the CPR Documents.

         5. Closing Conditions. The Parties acknowledge that this Agreement has been executed as part of a series of similar agreements providing for prepayments (the "Prepayment Agreements") to the holders of notes issued by Kendle as described on Exhibit B hereto. Kendle shall have no obligation to pay to the Payee any of the payments described in Section 1(a)above or consummate any of the transactions contemplated by this Agreement until all of the payees listed on Exhibit B hereto have executed their own respective Note Prepayment Agreements and performed all of their respective obligations thereunder.

         6. Release.

                  (a) In consideration for Kendle's payments hereunder, Payee, individually, and on behalf of any other person claiming by or through the Payee, to the fullest extent


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                                       5


         permitted by applicable law, hereby irrevocably and unconditionally, fully and forever acquits, releases and discharges Kendle, each of its subsidiaries and affiliates, and each of their respective individual, joint or mutual, past, present and future officers, directors, stockholders, employees, agents, and representatives (in their respective capacities as such) and their successors and assigns (individually, a "Releasee" and collectively, "Releasees"), from any and all actions, claims, demands, proceedings, causes of action, controversies, suits, charges, complaints, reckonings, bonds, bills, specialties, covenants, orders, judgments, promises, contracts, agreements, debts, accounts, variance, damages, obligations and liabilities whatsoever, whether known or unknown, existing or contingent ("Claims") which the Payee and the Payee's respective affiliates, heirs, executors, administrators, successors and assigns now have, have ever had or may hereafter have against the respective Releasees arising after the Closing Date (as defined in the APA) but prior to the date of this Agreement except for any Claims arising out of or related to the CPR Documents.

                  (b) The Payee hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                  (c) The Payee acknowledges and agrees that the Payee has had an opportunity to seek advice of counsel in connection with this Agreement and that the covenants contained herein are reasonable in geographical and temporal scope and in all other respects.

                  (d) The provisions of this Agreement shall be construed broadly so as to effectuate the intent of the Parties, but not so broadly as to require that any provision must be declared or be determined by any court to be illegal or invalid. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions in this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         7. Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof. Nothing in this Agreement shall be deemed to expand or to limit the rights or obligations of Payee or Kendle under any of the CPR Documents.

         8. Submission to Jurisdiction. To the fullest extent permitted by law, the Payee and Kendle hereby irrevocably and unconditionally:

                  (a) agree that any action, suit or proceeding by any person arising from or relating to this Agreement or any statement, course of conduct, act, omission or event in connection with this Agreement (collectively, "Related Litigation") may be brought in any state or federal court of competent jurisdiction sitting in Hamilton County, Ohio and submit to the non-exclusive jurisdiction of such court:


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                                       6


                  (b) acknowledge that such court will be the most convenient forum for any Related Litigation, waive any objection to the laying of venue of any Related Litigation brought in any such court, waive any claim that any Related Litigation brought in any such court has been brought in an inconvenient forum, and waive any right to object, with respect to any Related Litigation, that such court does not have jurisdiction over it; and

                  (c) waive the right to trial by jury in any Related
         Litigation.

         9. Assignment. This Agreement shall be binding on the Company's successors and assigns.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

         11. Counterparts. This Agreement may be executed by the parties hereto and separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         12. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any term hereof.

      [Remainder of page intentionally left blank; signature page follows.]



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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

                                    KENDLE INTERNATIONAL INC.,
                                    an Ohio corporation



                                    By:
                                        --------------------------------
                                        Karl Brenkert, III,
                                        Senior Vice President and
                                        Chief Financial Officer



                                    -----------------------------------
                                    YOLANDA WILLIAMS

                                    EXHIBIT A

                               [SEE NOTE ATTACHED]

                                    EXHIBIT B

         Notes dated February 26, 2002 were issued by Kendle International Inc. to the following Payees in the following original principal amounts:

         1.       Thomas S. Clark, M.D. in the sum of $____________;

         2.       Yoland F. Williams in the sum of $__________;

         3.       J. Hiller Hardie in the sum of $__________;

         4.       Charles T. Clark in the sum of $__________;

         5.       Jennifer Ogden in the sum of $__________; and

         6.       E. Stuart Clark in the sum of $__________.



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                                    EXHIBIT C

                                  CPR DOCUMENTS

         THOMAS S. CLARK, M.D.
         ---------------------

         Asset Purchase Agreement among Kendle International Inc. ("Kendle"), Clinical and Pharmacologic Research, Inc. ("CPR"), Thomas S. Clark, M.D., E. Stuart Clark and Charles T. Clark dated January 29, 2002 ("APA").

         Consulting Agreement dated as of January 29, 2002 by and between Kendle and Thomas S. Clark, M.D.

         Non-Competition and Non-Disclosure Agreement dated as of January 29, 2002 between Kendle and Thomas S. Clark, M.D.

         YOLANDA F. WILLIAMS
         -------------------

         Non-Competition and Non-Disclosure Agreement dated as of January 29, 2002 between Kendle and Yolanda F. Williams.

         Employment Agreement dated as of January 29, 2002 between Kendle and Yolanda F. Williams.

         J. HILLER HARDIE
         ----------------

         Non-Competition and Non-Disclosure Agreement dated as of January 29, 2002 between Kendle and J. Hiller Hardie.

         CHARLES T. CLARK
         ----------------

         APA.

         Right of First Offer Agreement dated as of January 29, 2002 by CPR Communications, Inc., Charles T. Clark and Kendle.

         Consulting Agreement dated as of January 29, 2002 by and between Kendle and Charles T. Clark.

         Non-Competition and Non-Disclosure Agreement dated as of January 29, 2002 between Kendle and Charles T. Clark.



         JENNIFER M. OGDEN
         -----------------

         No agreements.

         E. STUART CLARK
         ---------------

         APA.

         Non-Competition and Non-Disclosure Agreement dated as of January 29, 2002 between Kendle and E. Stuart Clark.